EXECUTION VERSION

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) dated as of September 29, 2006 is made by and between Laurence C. Siegel (“Executive”) and The Mills Corporation (the “Company”) (collectively referred to as the “Parties”).

WHEREAS, Executive is an employee and director of the Company and currently serves as the Chief Executive Officer and the Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of April 1, 2004 (the “Employment Agreement”);

WHEREAS, the Company and Executive are parties to an Indemnification Agreement, dated April 21, 1994 (the “Indemnification Agreement”);

WHEREAS, Executive desires to retire as an employee of the Company to pursue work with Colony and Kan Am on the Meadowlands Project (each as defined herein);

WHEREAS, pursuant to Section 6.9 of the Employment Agreement, Executive and the Company have determined that Executive shall retire as an employee of the Company and resign his employment with the Company as of the Effective Date (as defined in Section 21 below);

WHEREAS, as of the Effective Date, Executive will become the Non-Executive Chairman of the Board, subject to the provisions of Sections 1(c) and 1(d) herein, and shall resign as an officer of any of the Company’s subsidiaries or affiliated entities;

WHEREAS, the Company and Executive desire to provide for consulting services, whereby the Company will benefit from the services of Executive following his retirement as Chief Executive Officer and an employee of the Company upon the Effective Date; and

WHEREAS, the Company and Executive desire to make provision for the payments, accelerated vesting of restricted stock and benefits that Executive will be entitled to receive from the Company in consideration for Executive’s obligations and actions under this Agreement.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as provided below. Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Employment Agreement.

1. Retirement from and Resignation of Employment and Continued Service on the Board.

(a) Executive hereby, effective as of the Effective Date, retires and resigns as Chief Executive Officer and an employee of the Company, subject to the provisions hereof.

Executive hereby, effective as of the Effective Date, resigns from every position Executive holds as an officer or director of any of the Company’s subsidiaries or affiliated entities.

(b) Executive’s retirement and resignation as Chief Executive Officer and as an employee of the Company, effective as of the Effective Date, shall be pursuant to Section 6.9 of the Employment Agreement, and, except as specifically provided herein, the terms of this Agreement shall supersede in all respects the terms of the Employment Agreement.

(c) Subject to Section 1(d) herein, as of the Effective Date, Executive shall retain his position as a director of the Board, and his title as Chairman of the Board shall become “Non-Executive Chairman of the Board of Directors”, subject to the Company’s certificate of incorporation, by-laws, and applicable law. From the Effective Date to December 31, 2006, Executive shall not be eligible to receive any fees or other compensation that the Company provides to non-employee directors of the Board. On January 1, 2007 and thereafter, while Executive serves as a non-employee director of the Company, Executive shall be eligible to receive the same fees and other compensation that the Company provides to non-employee directors of the Board.

(d) To the extent that the Company or any of its affiliates shall consummate the transaction with Colony Capital Acquisition, LLC (“Colony”) and Kan Am USA Management XXII Limited Partnership (“Kan Am”) pursuant to which Colony would (i) arrange for construction financing for the Meadowlands Xanadu development project (the “Meadowlands Project”) and (ii) make a significant equity infusion into the joint venture for the Meadowlands Project that currently includes Kan Am and the Company (the “Meadowlands Transaction”), then upon consummation of the Meadowlands Transaction, Executive shall resign from his position as Non-Executive Chairman of the Board immediately on the date the Meadowlands Transaction is consummated, and thereafter Executive shall remain a director of the Company, subject to the Company’s certificate of incorporation, by-laws, and applicable law.

2. Press Release. The Company consult with the Executive on the initial press release associated with Executive’s retirement, and will consider, in good faith, any comments that the Executive may have with respect to such initial draft relating to the description of his retirement and resignation contained therein.

3. Consideration. The Company agrees to provide Executive with the following:

(a) Accrued Compensation. Subject to the following sentence, the Company shall pay to the Executive: (i) all of Executive’s accrued but unpaid base salary, as such amount is provided pursuant to Section 4.1 of the Employment Agreement, which is owed to Executive through the Effective Date; (ii) all of Executive’s accrued but unpaid amounts, as provided pursuant to Section 5.2 of the Employment Agreement, which is owed to Executive through the Effective Date; (iii) all of Executive’s accrued but unpaid vacation time as of the Effective Date; and (iv) all unpaid ordinary and reasonable business expenses incurred by Executive in connection with the Company’s business through the Effective Date, including, any travel and lodging business expenses involving the Meadowlands Transaction, in accordance with the Company’s policies in effect as of the Effective Date for senior executives (collectively, the “Accrued Compensation”). The Company shall pay the Accrued Compensation to Executive within fourteen (14) calendar days following the date on which the Chief Financial Officer of the Company determines the applicable amount of the Accrued Compensation that is due and owing to Executive; provided, however, that any such determination will be made on or prior to October 31, 2006. For the avoidance of doubt, the Company represents and the Executive agrees that the Executive has never, through the Effective Date, elected to have the Company deposit any compensation, including any portion of the Accrued Compensation, into the “Trust”, as such term is defined in Section 4.6 of the Employment Agreement.

(b) Continuation of Benefits. Executive shall be eligible to elect to receive “COBRA” continuation coverage, to the extent permitted by Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (the “COBRA Coverage”), as of the date that Executive ceases to receive coverage under the Company’s group medical and dental insurance plans due to his retirement as an employee of the Company and his resignation of employment with the Company as of the Effective Date. Subject to Section 3(f), provided that Executive, and if applicable, his spouse and dependents, elect to receive COBRA Coverage, for a two (2) year period following the Effective Date, the Company agrees to reimburse Executive for, or to directly pay to the applicable medical and dental insurance carrier, the cost of any premiums incurred by the Executive to secure COBRA Coverage for himself, his spouse and his dependents under the Company’s group medical and dental insurance plans at the same coverage level applicable to employees of the Company generally.

(c) Legal Fees Reimbursement. The Company agrees to pay Executive’s legal fees and costs (and related disbursements) incurred in connection with Executive’s retirement from and resignation of his employment and consulting arrangement with the Company in the amount of $50,000, which shall be payable as a lump sum on the date that is six months (6) and one day following the Effective Date, or such earlier date as may be permitted by guidance under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”).

(d) Severance Payment. The Company agrees to pay Executive as severance pay and, except as otherwise provided herein, in lieu of any further compensation for periods subsequent to the Effective Date, a lump-sum cash amount equal to $2,500,000 (the “Severance Payment”), which shall be payable on the date that is six months and one day following the Effective Date, or such earlier date as may be permitted by guidance under Code Section 409A.

(e) Change in Control Payment. In the event that, on or prior to December 31, 2007, a Change in Control (as defined in Section 3(g) below) shall have occurred, then, subject to Section 3(f), within five (5) calendar days following such Change in Control, the Company shall make a lump-sum cash payment to the Executive in an amount equal to $10,500,000 (the “Change in Control Payment”).

(f) Except as otherwise may be permitted by guidance under Code Section 409A, no Change in Control Payment or other payments referenced herein, including any benefits continuation payments made by the Company pursuant to Section 3(b) (the “Applicable Payments”), will be paid during the six-month period following the Effective Date if the Board determines, in its good faith judgment, that paying such amounts within the six-month period following the Effective Date would cause the Executive to incur an additional tax under Code Section 409A. To the extent the payment of any portion of the Applicable Payments is delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump-sum cash payment in an amount equal to that portion of the Applicable Payments which would have otherwise been previously paid to the Executive under this Agreement but for the delay set forth in this Section 3(f).

(g) For the purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred as of the first day on which any one of the following conditions shall have been satisfied:

(i) the acquisition of beneficial ownership, as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a single transaction or series of related transactions (by tender offer or otherwise), of more than fifty percent (50%) of the voting securities of the Company by a single person or entity (other than the Company) or “group” within the meaning of Section 13(d)(3) of the Exchange Act, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof; or

(ii) there shall be consummated any consolidation, merger, business combination or reorganization involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation);

(iii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not a direct or indirect wholly-owned subsidiary of the Company, including, without limitation, any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (on a consolidated basis) that includes the assets of The Mills Limited Partnership, a Delaware Limited Partnership (the “Operating Partnership”);

(iv) (A) the individuals who constituted the Company’s Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors of the Company; provided, however, that individuals whose election, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered, for purposes of this Agreement, members of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Company’s Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy contest; and (B) the conditions giving rise to a Change in Control pursuant to this clause (iv) shall also constitute a Change in Control pursuant to any “change in control” definition in any employment agreements, then in effect, between the Company and the Chief Executive Officer of the Company and the Company and the Chief Financial Officer of the Company; or

(v) (A) the Company (or its successor) no longer serves as the sole general partner of the Operating Partnership other than as a result of (i) the merger of the Operating Partnership with the Company or a subsidiary of the Company, (ii) the redemption of all limited partnership interests in the Operating Partnership by the Operating Partnership or the purchase of all such limited partnership interests by the Company, or (iii) the liquidation, dissolution or winding up of the Operating Partnership; and (B) the conditions giving rise to a Change in Control pursuant to this clause (iv) shall also constitute a Change in Control pursuant to any “change in control” definition in any employment agreements, then in effect, between the Company and the Chief Executive Officer of the Company and the Company and the Chief Financial Officer of the Company.

Notwithstanding anything in this Agreement to the contrary, a Change in Control shall be deemed not to have occurred with respect to Executive if (A) any of the foregoing transactions occurs with any employee benefit plan of the Company, or with any trustee or fiduciary or committee of any employee benefit plan of the Company, any affiliate of the Company, any direct or indirect wholly-owned subsidiary of the Company or any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company prior to the event that would otherwise constitute a Change in Control, or (B) in the case of a transaction or a series of related transactions described in clause (iii) above, the primary use of proceeds is to repay liabilities of the Company or its affiliates, as reasonably determined by the Board.

4. Vesting of Restricted Stock Awards. Notwithstanding any provision in the terms of any incentive compensation plan or agreement or otherwise to the contrary, Executive shall vest in the 10,952 shares of restricted stock that are subject to The Mills Corporation Restricted Stock Agreement dated January 1, 1998 (the “Restricted Stock Agreement”) in the event a Change in Control occurs prior to July 1, 2007. In the event a Change in Control does not occur prior to July 1, 2007, such shares will be immediately forfeited without consideration on July 1, 2007.

5. Other Amounts Payable to Executive. In addition to the Severance Payment, the Company agrees to pay Executive an amount equal to the difference between (a) $737,500 and (b) the aggregate Per Diem Payments (as defined below) that Executive is paid for his consulting services to the Company under this Agreement, payable in a lump sum on the date that is six months and one day following the Effective Date, or such earlier date as may be permitted by guidance under Code Section 409A.

6. No Other Payments. Executive acknowledges and agrees that he shall have no right to receive any salary, wages, bonuses, accrued vacation, commissions or any other compensation or benefits (other than vested and accrued benefits under the Company’s group pension, tax-qualified profit sharing, 401(k) and welfare benefit plans, which group benefit plans shall not include performance incentive plans, long-term incentive plans, or equity, phantom stock or equity-based compensation plans) other than as specified in this Agreement. Except as provided in this Agreement, neither the Company nor any of its affiliates shall have any other obligations to Executive under the Employment Agreement or otherwise, including but not limited to any payments provided for in Section 6 of the Employment Agreement. Executive acknowledges and agrees that he no longer has any right to (i) any cash-based awards, including but not limited to awards under the Company’s performance incentive plan(s) and long term incentive plan(s), or (ii) equity, phantom stock or equity-based compensation awards that are unvested as of the Effective Date.

7. Amounts Owed By Executive. Executive hereby agrees to pay to the Company any amounts that the Chief Financial Officer of the Company determines is owed to the Company with respect to (i) expense reimbursement amounts that may have been erroneously paid to the Executive, and (ii) any non-business related perquisites that may have been provided to the Executive, including $362,156 for personal use of the Company-chartered aircraft and personal flights erroneously paid by the Company. Within fourteen (14) days of the Effective Date, Executive will pay to the Company the $362,156 for personal use of the Company-chartered aircraft and personal flights erroneously paid by the Company. With respect to each other amount that is owed to the Company, Executive shall pay such amount to the Company within fourteen (14) calendar days following the date on which the Chief Financial Officer of the Company notifies Executive in writing of such amount; provided, however, that any such determination will be made on or prior to October 31, 2006.

8. Directors’ and Officers’ Liability Insurance Policy. Notwithstanding anything to the contrary in the Employment Agreement, the Company shall, at its sole cost and expense, obtain and/or maintain directors’ and officers’ liability insurance coverage with respect to services that Executive shall render to the Company as a non-employee director of the Board (including as the Non-Executive Chairman of the Board) on and after the Effective Date, at the same level of coverage and for the same time period of coverage as applicable on or after the Effective Date to the non-employee directors of the Board generally.

9. Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign taxes which the Company is required to withhold pursuant to any law, government regulation, or ruling. To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by the Company, Executive agrees to pay them himself. Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws. In no event shall the Company be responsible for paying any taxes, interest and/or penalties incurred by the Executive pursuant to (a) Code Section 4999 or (b) Code Section 409A.

10. Consulting Services.

(a) The Company shall retain Executive’s services, and Executive agrees to provide reasonable consulting services to the Company, for the period commencing on the Effective Date and ending on December 31, 2006 (the “Consulting Period”), as specified in this Section 10.

(b) During the Consulting Period, Executive will render to the Company such services of a consultative nature as the Company reasonably may request with respect to the Company’s strategic advice and planning, including reasonable assistance upon the Company’s reasonable request with respect to any transaction contemplated by the Company, including any transaction that, if consummated, would constitute a Change in Control, so that the Company may continue to have the benefit of Executive’s experience and knowledge of the affairs of the Company and of Executive’s business reputation and contacts. Executive shall be available to provide such services at reasonable times by telephone, letter, e-mail, or in person. For each day that the Company requests that Executive render consulting services to the Company, other than any cooperation or assistance requested by the Company pursuant to Section 11(d), and Executive actually renders such consulting services to the Company, the Company agrees to pay Executive a per diem of $5,000 (the “Per Diem Payment”) payable within fifteen (15) calendar days following the date that Executive submits documentation reasonably acceptable to the Company that evidences Executive’s rendering of consulting services.

(c) During the Consulting Period, the Company agrees to reimburse Executive for reasonable travel, lodging, telephone, and similar ordinary and necessary business expenses incurred in connection with any consulting services provided under Section 10 of this Agreement and for which proper supporting documentation has been submitted to the Company by Executive.

11. Employee Covenants.

(a) Non-Competition. Executive shall not, during the Non-Competition Period:

(i) engage either individually or as an officer, director, employee, agent, consultant, partner, investor (excluding passive investments in voting securities of a publicly-traded entity aggregating less than five percent (5%) of any such entity’s total outstanding voting securities), creditor, principal or otherwise, in the predevelopment, development, redevelopment, operation, management or leasing of any type of retail or entertainment-based shopping center, mall, strip center or other commercial property that is located within ten (10) miles of any of the Company’s assets in existence as of the Effective Date; and

(ii) enter into or agree, offer, propose, or seek to enter into, or otherwise be involved in or part of, or assist with, directly or indirectly, (A) any acquisition transaction, proposed acquisition transaction, or any other business venture relating to all or part of the Company, or (B) any acquisition transaction, proposed acquisition transaction, or any other business venture for all or part of the assets of the Company.

(iii) For the purposes of this Agreement, the “Non-Competition Period” means the period beginning on the Effective Date and ending on the earliest to occur of (i) December 31, 2007, (ii) in the event that a Change in Control of the Company shall have occurred on or prior to March 31, 2007, ninety (90) days following the date of such Change in Control of the Company, and (iii) in the event that a Change in Control of the Company shall have occurred after March 31, 2007, thirty (30) days following such Change of Control.

(iv) Notwithstanding anything to the contrary in the foregoing, any actions taken by Executive that are reasonably related to his provision of services to Colony solely with respect to the Meadowlands Project (including, for purposes of this Section 11(a)(iv), the Meadowlands New Jersey site on which the Meadowlands Project is located and any project within a five-mile radius of this project) shall be deemed not to compete with the business activities of the Company for purposes of this Section 11(a).

(b) Non-Solicitation. For a period of twenty-four (24) months after the Effective Date, Executive shall not cause, solicit, entice or induce, any employee of the Company or any employee of any affiliate of the Company to (i) leave the employ of the Company or any affiliate of the Company, (ii) interfere in any manner with the business of the Company or any affiliate of the Company, or (iii) accept employment with, or compensation from, Executive or any person, entity or business with which Executive is associated or affiliated or by whom Executive is employed.

(c) Return of Company Property. On the Effective Date, Executive shall promptly deliver to the Company all Proprietary Property and all other property and materials, belonging to the Company, including, without limitation, all lists of and information pertaining to the Company’s clients, tenants, prospective clients or prospective tenants, but excluding materials distributed to employees of the Company generally and relating to Executive’s rights and obligations as an employee of the Company and excluding Executive’s Rolodex.

(d) Cooperation. Following the Effective Date, Executive shall cooperate with the Company in all matters relating to any litigation in which the Company is or becomes involved, and, following December 31, 2006, in the winding up of his pending work on behalf of the Company, including, but not limited to, providing reasonable assistance upon the Company’s reasonable request from the Effective Date through December 31, 2007 with respect to any transaction contemplated by the Company, including any transaction that, if consummated, may constitute a Change in Control. The Company further agrees to reimburse Executive for reasonable travel, lodging, telephone and similar ordinary and necessary expenses, as well as reasonable attorneys’ fees and costs (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation, and advice rendered under this Agreement after the Effective Date and for which proper supporting documentation has been submitted to the Company by Executive.

(e) Non-Disparagement. Executive shall not, at any time on and following the Effective Date, make or publish any disparaging written or oral statements or remarks regarding the Company, its subsidiaries, its stockholders or its current or former officers, directors, employees, independent contractors, members or clients. The Company’s officers and members of its Board shall not, at any time on and following the Effective Date, make or publish any disparaging written or oral statements or remarks regarding Executive, his dependents or beneficiaries. Nothing in this Section 11(e) shall be construed to limit the ability of the Parties to make any truthful statement (i) pursuant to valid legal process, including but not limited to, a subpoena, court order or investigation, or (ii) that the applicable party deems is reasonably necessary to satisfy any applicable laws and regulations, including applicable securities laws and regulations. Notwithstanding anything to the contrary in this Agreement, it is expressly understood by both Parties that no provision of this Agreement limits in any manner any truthful statements that either party may choose to make with respect to the pending Audit Committee investigation, any Securities and Exchange Commission investigation, any other pending or future investigation or any litigation involving the Company, or in which the Company has an interest, or in any other proceeding related thereto.

(f) Certain Acknowledgments. Executive acknowledges and agrees that:

(i) As the Chief Executive Officer of the Company prior to the Effective Date, Executive has been involved, on a high level, in the development, implementation and management of the Company’s strategies and plans. By virtue of Executive’s unique and sensitive position as Chief Executive Officer of the Company prior to the Effective Date and by virtue of Executive’s special background, employment of Executive by a competitor of the Company (other than as provided in this Agreement) at any time while the terms set forth in Section 11 of this Agreement are in effect represents a serious competitive danger to the Company, and the use of Executive’s talent and knowledge and information about the Company’s business strategies can and would constitute a valuable competitive advantage over the Company;

(ii) Enforcement of the terms set forth in Section 11 of this Agreement hereof will not prevent Executive from earning a living in the real estate industry;

(iii) The Company has made a substantial investment in Executive and the Company’s business;

(iv) The terms in Section 11 of this Agreement are reasonable, proper and necessary for the Company’s protection; and

(v) This Agreement is not intended to restrict Executive from performing work in a role that does not compete with the business of the Company as of the Effective Date.

(g) Enforcement and Remedies.

(i) If a court of competent jurisdiction finds Section 11, or any of its terms, to be ambiguous, unenforceable and/or invalid, Executive and the Company agree that such court shall (i) in the case of ambiguity, read Section 11 as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent permitted by law for the protection of the Company’s business interests; and (ii) in the case of unenforceability or invalidity of any of the terms of Section 11, eliminate such unenforceable or invalid provisions from this Agreement to the extent necessary to permit any remaining provisions to be enforced to the maximum extent permitted for the protection of the Company’s business interests.

(ii) The Parties acknowledge that it may be impossible to assess the monetary damages incurred by the other party’s violation of Section 11, or any of its terms, and that any threatened or actual violation or breach of Section 11, or any of its terms, will constitute immediate and irreparable injury to the other party. The Parties expressly agree that, in addition to any and all other damages and remedies available to the aggrieved party as a result of a breach of Section 11, the aggrieved party shall be entitled to seek an injunction restraining the other party from violating or breaching Section 11 or any of its terms.

12. No Admission of Liability; Reservation of Rights. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party. Except as specifically and expressly waived in this Agreement by the Company, the Company expressly reserves its right to pursue all claims, actions and remedies against the Executive. Except as specifically and expressly waived in this Agreement by Executive, Executive expressly reserves his right to pursue all claims, actions and remedies against the Company.

13. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

14. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

16. Indemnification Agreement. The Parties agree that nothing in this Agreement shall supersede the terms of the Indemnification Agreement. To the extent this Agreement conflicts with the terms of the Indemnification Agreement, the Indemnification Agreement shall prevail.

17. Employment Agreement. Except as specifically referenced herein, the Parties agree that this Agreement shall supersede in all respects the terms of the Employment Agreement and that the Employment Agreement shall have no further force or effect after the Effective Date.

18. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

19. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties.

20. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of law principles. The Parties hereby consent to personal and exclusive jurisdiction and venue in the state and federal courts of the Commonwealth of Virginia.

21. Effective Date. This Agreement is effective after it has been signed by both Parties (the “Effective Date”).

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Prevailing Parties. In the event that either the Company or Executive is successful in whole or in part in any legal or equitable action against the other Party under this Agreement (either as determined by a court of competent jurisdiction pursuant to a final, non-appealable order or as agreed to by the Parties pursuant to a duly executed settlement agreement), the prevailing party in any such dispute shall be entitled to receive a reimbursement of his or its reasonable attorneys’ fees and related costs associated with resolving such dispute.

24. Successors and Assigns.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal or personal representatives, executors, administrators, successors, heirs, distributees and legatees.

25. Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to the Company:

The Mills Corporation

5425 Wisconsin Avenue

Suite 500

Chevy Chase, Maryland 20815

Attention: Mark Ordan, President

With a copy to:

Latham & Watkins LLP

555 Eleventh Street, NW

Washington, D.C. 20004

Attention: Scott C. Herlihy

If to Executive:

Laurence C. Siegel

10017 Bentcross Drive

Potomac, MD 20854

With a copy to:

Jones Day

222 East 41st Street

New York, New York 10017-6702

Attention: John R. Cornell

or to any such person or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

26. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, and this Agreement is executed by Executive without reliance upon any statement or representation, written or oral, by the Company, its employees or any party herein, except as set forth herein. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement;

(d) no promise or inducement for this Agreement has been made except as set forth in this Agreement; and

(e) they are fully aware of the legal and binding effect of this Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

THE MILLS CORPORATION

Dated:	September 30, 2006	By:	/s/ MARK S. ORDAN
		Name:	Mark S. Ordan
		Title:	Chief Operating Officer

Laurence C. Siegel, an individual

Dated:	September 30, 2006	/s/ LAURENCE C. SIEGEL